EXHIBIT 99.1

Imperial Parking Corporation Announces Second Quarter Results

Vancouver, B.C. – August 13, 2003 — Imperial Parking Corporation (“Impark”) (AMEX:IPK) today reported revenues of $40.2 million for the quarter ended June 30, 2003, an 11.6% increase over revenues of $36.0 million for the quarter ended June 30, 2002. The Company reported parking and management contract revenues of $31.6 million for the quarter ended June 30, 2003, an 11.6% increase over parking and management contract revenues of $28.3 million for the quarter ended June 30, 2002. The Company reported net income of $0.8 million, or $0.41 per diluted share, for the second quarter, compared to net income of $1.0 million, or $0.53 per diluted share, in the prior year period.

Of the $3.3 million increase in parking and management contract revenues this quarter, the Company’s Canadian operations contributed $1.8 million and the United States operations contributed $1.5 million. The increase in revenue from the Company’s Canadian operations was primarily attributable ($1.5 million) to the stronger Canadian dollar with an average exchange rate for the second quarter of 2003 of C$1.00=US$0.72 compared to $0.64 in the prior year period. Revenues from the Company’s U.S. operations were higher this quarter compared to the prior year mainly due to the opening of new locations. The Company commenced operating Miller Park, the baseball stadium of the Milwaukee Brewers and increased the number of facilities operating in Miami from two to seven, resulting in a combined increase in revenues of $2.1 million.

The Company’s net income declined $0.2 million this quarter due to a $0.3 million decline in operating income combined with an increase in other expenses of $0.2 million offset in part by reduced income tax expense of $0.3 million. The Company reported operating income of $1.6 million for the second quarter, a $0.3 million decrease from operating income of $1.9 million in the prior year period. The decline in operating income is due to a lower gross margin of $0.2 million, and increased general and administrative expenses of $0.2 million. The increase in general and administrative expenses is primarily attributable to growth of the new expansion cities of Chicago, Miami and Philadelphia, and the relocation of the Company’s U.S. headquarters from Minneapolis to Philadelphia. The increase in other expense is entirely due to $0.2 million in legal and professional fees incurred this quarter to assist the Special Committee of the Board of Directors in its previously announced review of the strategic alternatives available to the Company in the context of the decision by Gotham Partners to sell its ownership interest in the Company.

Commenting on Impark’s second quarter, Charles Huntzinger, the Company’s Chief Executive Officer and President, stated, “While we were satisfied that revenues this quarter grew by 11.6% over the same period last year, the parking industry this quarter continued to be affected by economic weakness in both Canada and the U.S., poor weather in Eastern Canada and the U.S. and other factors adversely affecting tourism and local traffic in many of our markets (e.g. SARS, War in Iraq). Accordingly, our revenues, direct costs and net income have been negatively impacted by these challenges.”

Mr. Huntzinger continued, “We are pleased with recent new business development. In January 2003, we began an initiative to target stadiums, arenas and institutional parking. In this quarter we opened “Miller Park” in Milwaukee, home of the Milwaukee Brewers baseball team and also RFK Stadium in Washington, DC, home of professional mens’ and womens’ soccer teams United and Freedom. To secure these contracts so swiftly is a reflection on the effectiveness of our management team’s efforts to implement this important marketing strategy and is significant to the long-term profitability of the Company.”

Mr. Huntzinger also stated, “We added a net of 19 new locations this quarter, reflecting a 92% annualized lot retention rate. We are continuing our growth strategy in the U.S. and in Eastern Canada. We believe that with our solid base of operations and strong balance sheet we are well positioned to realize improving profitability when the economic and other challenges affecting our industry improve.”

The table below compares the profitability of leased locations, grouped by the operations at the location commenced, for the second quarter ended June 30, 2003 and 2002.

			Six Months Ended June 30, 2003			Six Months Ended
	Number of Locations		(In thousands of dollars, except coverage)			June 30, 2002

	As of	As of
Year opened	June 30, 2003	June 30, 2002	Revenue	Gross Margin	Coverage(a)	Coverage(a)

Before 1999	341	374	$17,076	$2,152	1.14	1.18
1999	24	26	1,249	175	1.16	1.22
2000	48	54	6,995	768	1.12	1.16
2001	86	91	9,541	195	1.02	1.03
2002	48	27	4,533	317	1.08	0.95
2003	41	n/a	3,219	23	1.01	n/a

	588	572	$42,613	$3,630	1.09	1.12

(a)	Coverage is calculated by dividing Revenue by the difference of Revenue less Gross Margin.

Within the total of 588 leased locations operating at June 30, 2003, 134 of these locations incurred a combined loss of $1.4 million in the six months ended June 30, 2003. Of these 134 locations, 20 were opened in 2003 and incurred an aggregate loss of $0.2 million and 15 were opened in 2002 and incurred an aggregate loss of $0.2 million.

For the six months ended June 30, 2003, the Company reported revenues of $73.4 million representing a 7.3% increase over revenues of $68.4 million for the six months ended June 30, 2002. The Company reported parking and management contract revenues of $56.6 million for the six months ended June 30, 2003, representing a 6.5% increase over parking and management contract revenues of $53.1 million for the six months ended June 30, 2002. The Company reported net income of $8,000, or $0.00 per diluted share, for the six months ended June 30, 2003, compared to earnings of $1.0 million, or $0.50 per diluted share, in the prior year period. Also, the Company reported operating income of $1.2 million for the six months ended June 30, 2003, representing a 47.0% decrease from operating income of $2.2 million in the prior year period. In addition, the Company reported other expenses of $0.7 million for the six months ended June 30, 2003 entirely due to legal and professional fees incurred to assist the Special Committee of the Board of Directors with the decision of Gotham Partners to sell its ownership interest in the Company.

During the six months, cash and cash equivalents increased by $3.1 million from $15.1 million at December 31, 2002 to $18.2 million. The increased cash position resulted from cash flow from operations of $2.4 million, a decrease in net cash flow from financing and investing activities of $0.5 million and an increase in cash flow due to the effect of foreign exchange rates of $1.2 million.

(1)  In 2002, the Company adopted for all periods EITF 01-14, the new accounting pronouncement that requires the reimbursement of expenses by its management contract clients to be recorded as both a revenue and an expense. This is an accounting change that has no impact on net income, or the related per share amounts. This accounting change results only in the reclassification of expenses reimbursed under management contracts to be included as both revenue and expense, whereas previously these amounts were netted against those expenses in Direct Costs.

Imperial Parking Corporation, headquartered in Vancouver, B.C., Canada is the largest parking operator in Canada and is one of the four largest in North America. Impark currently operates more than 1,670 parking locations and over 325,000 parking spaces in Canada and the United States.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected, as a result of certain factors. A discussion of these factors is included in the Company’s filings with the Securities and Exchange Commission.

Imperial Parking Corporation
Consolidated Statements of Operations (Unaudited)

(In thousands of U.S. dollars, except earnings per share)

	Three months ended June 30		Six months ended June 30

	2003	2002	2003	2002

		(restated(1))		(restated(1))
Revenues
Parking and management contract	$31,595	$28,317	$56,573	$53,126
Reimbursement of management contract expenses	8,641	7,728	16,780	15,263

Total Revenues	40,236	36,045	73,353	68,389

Direct costs
Cost of parking and management contracts	25,188	21,705	45,684	41,740
Reimbursed management contract expenses	8,641	7,728	16,780	15,263

Total Direct Costs	33,829	29,433	62,464	57,003

Gross margin	6,407	6,612	10,889	11,386
Other operating expenses (income)
General and administrative	4,273	4,065	8,559	8,006
Depreciation and amortization	623	569	1,189	1,133
Equity share in limited liability company (income) losses	(41)	59	(11)	75

Total other operating expenses	4,855	4,693	9,737	9,214

Operating income	1,552	1,919	1,152	2,172
Other expense	213	32	686	62

Earnings before income taxes	1,339	1,887	466	2,110
Income tax expense	582	874	458	1,148

Net Earnings	$757	$1,013	$8	$962

Diluted earnings per share	$0.41	$0.53	$0.00	$0.50

(1)	Effective January 1, 2003, the Company adopted the fair value recognition provisions of Statement of Financial Accounting No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation, for stock-based employee compensation. In accordance with Statement of Financial Accounting No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, the Company has elected to adopt the recognition and measurement provisions of SFAS 123 retroactively. As a result all prior periods presented have been restated to reflect the compensation costs that would have been recognized had the recognition provisions of SFAS 123 been applied to all awards granted to employees after December 15, 1994.

Adoption of the recognition and measurement provisions of SFAS 123 resulted in a decrease of $454,000 in additional paid in capital as of January 1, 2002, an increase of $454,000 in opening retained earnings as of January 1, 2002 and an increase of $146,000 in stock-based compensation expense recognized for the three months ended June 30, 2002, and an increase of $136,000 for the six months ended June 30, 2002, from the amounts previously reported. For the year ended December 31, 2002, adoption of the recognition provisions of SFAS 123 resulted in an increase in stock-based compensation expense of $398,000, a decrease in additional paid in capital of $56,000 as at December 31, 2002 and an increase of $56,000 in retained earnings as of December 31, 2002.

Imperial Parking Corporation
Consolidated Balance Sheets

(In thousands of U.S. dollars)

	June 30,	December 31,
	2003	2002

	(unaudited)	(restated(1))
ASSETS
Current assets
Cash	$18,168	$15,138
Accounts receivable	7,053	6,408
Current portion of recoverable development costs	852	781
Inventory	1,152	960
Deposits and prepaid expenses	2,851	1,347
Deferred income taxes	267	1,034

Total current assets	30,343	25,668
Recoverable development costs	2,061	2,435
Fixed assets	16,242	14,350
Management and lease agreements	733	867
Other assets	5,140	3,895
Goodwill	50,992	45,213

Total Assets	$105,511	$92,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Management accounts payable	$6,777	$5,889
Trade accounts payable and other accrued liabilities	7,282	7,479
Payable to employees and former employees	2,412	2,302
Sales tax payable	1,906	1,542
Bank indebtedness	6,031	3,349
Current portion of other long-term liabilities	1,116	1,581
Deferred revenue	3,680	1,985

Total current liabilities	29,204	24,127
Other long-term liabilities	4,578	4,139
Deferred income taxes	2,200	2,690

Total liabilities	35,982	30,956
Stockholders’ equity
Common stock, $.01 par value, 10,000,000 shares authorized 1,821,889 shares issued and outstanding	18	18
Additional paid-in capital	60,851	60,674
Retained earnings	4,568	4,560
Accumulated other comprehensive income (loss)
Foreign currency translation adjustment	4,092	(3,780)

Total stockholders’ equity	69,529	61,472

Total Liabilities and stockholders’ equity	$105,511	$92,428

(1)	See footnote (1) to Consolidated Statement of Operations

Imperial Parking Corporation
Consolidated Statements of Cash Flow
(unaudited)

(In thousands of U.S. dollars)

	Six months ended
	June 30

	2003	2002

		(restated(1))
Cash flows from operations
Net earnings for the period	$8	$962
Adjustments to reconcile net earnings to cash provided by operating activities
Depreciation and amortization of management and lease agreements	1,189	1,133
Recovery of recoverable development costs	307	488
Equity share of limited liability company (income) losses	(11)	75
Stock-based compensation	171	160
Non-cash interest expense	117	154
Rent expense in excess of lease payments	204	100
Deferred income taxes	296	916
Discount on settlement of note receivable	100	—
Changes in non-cash working capital items, excluding acquisitions
Accounts receivable	319	1,334
Inventory	(36)	(50)
Deposits and prepaid expenses	(1,054)	(914)
Management accounts payable	56	(839)
Trade accounts payable and other accrued liabilities	(839)	124
Payable to employees and former employees	(131)	89
Sales tax payable	232	545
Deferred revenue	1,515	877

Net cash provided by operating activities	2,443	5,154

Cash flow from investing activities
Purchase of fixed assets	(1,008)	(658)
Change in other assets	(2,851)	(233)
Settlement of note receivable	1,036	—
Increase in recoverable development costs	—	(1,478)
Acquisition of management and lease agreements	—	(766)
Additional consideration on acquisition of parking business	—	(212)

Net cash used in investing activities	(2,823)	(3,347)

Cash flow from financing activities
Proceeds from bank indebtedness	3,000	—
Repayment of bank indebtedness	(321)	(233)
Change in other liabilities	(484)	(89)
Options exercised	6	61

Net cash provided by (used in) financing activities	2,201	(261)

Effect of exchange rate changes on cash & cash equivalents	1,209	189

Increase in cash and cash equivalents	3,030	1,735
Cash and cash equivalents, beginning of period	15,138	10,991

Cash and cash equivalents, end of period	$18,168	$12,726

(1)	See footnote (1) to Consolidated Statement of Operations

Contact:    Imperial Parking Corporation, Vancouver, B.C.
Bruce Newsome (604) 331-7221 or bnewsome@impark.com
For further information please visit our website at www.impark.com